Exhibit 4.4

TIME SHARE MEDIA CO., LTD

SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT is made and entered into as of November 1, 2006 by and among:

(1)	Time Share Media Co., Ltd, an exempted company incorporated under the laws of the Cayman Islands (the “Company”);

(2)	, a wholly foreign-owned enterprise organized as a limited liability company under the laws of the PRC (the “PRC WFOE”);

(3)	, a limited liability company organized under the laws of the PRC (the “PRC Co.”);

(4)	Insighting Holdings Limited, a company incorporated under the laws of the British Virgin Islands;

(5)	Knowrience Holdings Limited, a company incorporated under the laws of the British Virgin Islands;

(each of the parties (4) and (5) an “Ordinary Shareholder” and together, the “Ordinary Shareholders”)

(6)	He Ji Lun ( ) (PRC ID No. 510 132 1972 0220 0077), an individual (“Mr. He”);

(7)	Fang Yun Feng ( ) (PRC ID No. 320 482 1968 1123 0837), an individual;

(8)	Zhu Xian Zhou ( ) (PRC ID No. 513 031 1974 0326 0034), an individual;

(9)	Zeng Jia Ju ( ) (PRC ID No. 512 222 72 0120 139), an individual;

(10)	Zhou Chang Wen ( ) (PRC ID No. 510 222 1972 0219 7210), an individual;

(11)	Zhong Hong ( ) (PRC ID No. 510 132 1970 0727 5735), an individual;

(12)	Wang Ying ( ) (PRC ID No. 410 105 1954 0620 0528), an individual; (together with He Ji Lun, Fang Yun Feng, Zhu Xian Zhou, Zeng Jia Ju, Zhou Chang Wen and Zhong Hong and their respective successors, the “Founders”, and each a “Founder”);

(13)	He Da En ( ) (PRC ID No. 512 323 1937 0717 1812), an individual;

(each of He Da En and Mr. He, a “PRC Co. Shareholder” and together, the “PRC Co. Shareholders”);

(14)	Carlyle Asia Growth Partners III, L.P. (“Carlyle”); and

(15)	CAGP III Co-Investment, L.P. (“CAGP”)

(each of parties (13) and (14) an “Investor” and together, the “Investors”).

For the purpose of this Agreement, the Company, the PRC WFOE, the PRC Co. and all other direct or indirect subsidiaries of the foregoing may hereinafter be referred to collectively as “Group Companies” and each individually as a “Group Company.”

RECITALS

WHEREAS, the Company desires to issue and allot to the Investors and the Investors desire to subscribe for up to twelve million five hundred thousand (12,500,000) convertible and redeemable Series A-1 preferred shares, with a par value US$0.0001 per share (the “Series A-1 Shares”), and up to nine million nine hundred twenty thousand six hundred thirty-five (9,920,635) convertible and redeemable Series A-2 preferred shares of the Company, each with par value US$0.0001 per share (the “Series A-2 Shares”) (together with the Series A-1 Shares, the “Series A Shares”) on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS.             For purposes of this Agreement, the following terms shall have the following meanings:

“Action”	shall mean an action, suit, proceeding, claim, arbitration or investigation.

“Affiliates”	shall mean any individual, partnership, corporation, trust or other entity that directly or indirectly controls, or is controlled by, or is under common control with, such person, where control means the direct or indirect ownership of more than 50% of the outstanding shares or other ownership interests having ordinary voting power to elect directors or the equivalent and, in the case of any shareholder that is an investment fund or account (or a subsidiary of any such investment fund or account), the term “Affiliates” shall include any other investment fund or account (or a subsidiary of any such investment fund or account) managed by the manager of such Investor (or, if such shareholder is a subsidiary of an investment fund or account, the investment fund or account of which such shareholder is a subsidiary) and any person who succeeds such manager as the manager of such investment fund or account, as applicable.

“Agreement”	shall mean this Share Subscription Agreement.

“Applicable Law”	shall mean, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any Governmental Authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, and all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

“Associate”	shall mean with respect to any person, (1) a corporation or organization (other than the Group Companies) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity, and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

“Board”	shall mean the board of directors of the Company.

“Business Day”	shall mean any day (excluding Saturdays, Sundays and public holidays in Hong Kong and the PRC) on which banks generally are open for business in Hong Kong and the PRC.

“Carlyle”	shall have the meaning set forth in the Preamble.

“Carlyle Asia”	shall have the meaning set forth in Section 10.16.

“Carlyle Manager”	shall have the meaning set forth in Section 10.16.

“CAGP”	shall have the meaning set forth in the Preamble.

“Closing”	shall mean any of the First Closing or Second Closing.

“Closing Date”	shall mean the date of each respective Closing.

“Company”	shall have the mean set forth in the Preamble.

“Competing Business”	shall have the meaning set forth in Section 6.11(a).

“Constitutional Documents”	shall have the meaning set forth in Section 4.13.

“Covenantors”	shall mean the Company, the Founders, the Ordinary Shareholders, the PRC Co. Shareholders, the PRC WFOE and the PRC Co.

“Disclosure Schedule”	shall have the meaning set forth in Section 4 and shall be attached hereto as Exhibit C.

“Financial Statements”	shall have the meaning set forth in Section 4.5.

“First Closing”	shall have the meaning set forth in Section 3.1.

“Governmental Authority”	shall mean any government or political subdivision thereof, whether on a federal, central, state, provincial, municipal or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

“Group Company” or “Group Companies”	shall have the meaning set forth in the Preamble.

“Group Company Contracts”	shall have the meaning set forth in Section 4.13.

“Initial Series A-1 Valuation”	shall mean the post-money valuation of the Company for subscription of Series A-1 Shares set at US$40,000,000.

“Initial Series A-2 Conversion Price”	shall mean the initial price at which each Series A-2 Share can be converted to an Ordinary Share, which shall be equal to the Subscription Price for each Series A-2 Share, namely US$1.2096.

“Initial Series A-2 Valuation”	shall have the meaning set forth in Section 3.2.

“Intellectual Property”	shall mean all intellectual property, including, without limitation, patents, trademarks, trade names, copyrights, proprietary information and rights, service marks, domain names, mask works, trade secrets, know-how, business processes, all computer software including the codes, inventions, information, processes, formulas, applications, design, drawings, technical data, and all documentation related to any of the foregoing.

“Investor” or “Investors”	shall have the meaning set forth in the Preamble.

“knowledge”	shall mean actual knowledge after due and diligent inquiries of officers, directors and other employees of such party reasonably believed to have knowledge of the matter in question.

“Lien”	shall mean any lien, encumbrance, mortgage, pledge, hypothecation, charge (whether fixed or floating or otherwise), right of first refusal, lease, license, adverse claim, or other conflicting ownership affecting title or resulting in a charge against real or personal property, or security interest of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell).

“Losses”	shall mean all losses, liabilities, damages, deficiencies, suits, debts, obligations, interest, penalties, expenses, judgments or settlements of any nature or kind, including all costs and expenses related thereto, including without limitation reasonable attorneys’ fees and disbursements, court costs, amounts paid in settlement and expenses of investigation, whether at law or in equity, whether known or unknown, foreseen or unforeseen, of any kind or nature.

“Material Adverse Effect”	shall mean any change, event or effect (“Effect”) that may be materially adverse to the general affairs, business, operations, assets, condition (financial or otherwise), or results of operations of the Group Companies taken as a whole; provided however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect: (i) any Effect that results from war or an act of terrorism, (ii) any issue or condition which has been disclosed in the Disclosure Schedule, or (iii) any material change in Applicable Law.

“Net Income of 2007”	shall mean the consolidated net income for the 2007 calendar year of the Company excluding (i) extraordinary gain or revenue and excluding any revenue from Affiliates of the Covenantors that are not Group Companies as audited by a “big 4” accounting firm in accordance with US GAAP; (ii) any reasonable fees and expenses incurred or to be incurred with respect to this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory or other similar fees; (iii) any compensation charge recorded in the consolidated financial statements of the Group Companies in relation to any options issued to employees of the Group Companies pursuant to a share option plan, provided that, such share option plan, option grant and exercise price has been adopted or approved, or will be adopted or approved by the Board, including at least one (1) Series A Director; (iv) any costs, expenses or charges recorded or to be recorded in the Company’s income statement as a result of the equity financing contemplated herein being determined to be a loan for accounting purpose; and (v) for the first half of 2007 calendar year of the Company only, all fees and expenses associated with creating, implementing and executing a systematic training program on United States laws in connection with anti-corruption and anti-bribery for all directors, officers, agents, employees, representatives or any other Persons associated with or acting for or on behalf of the foregoing of the Group Companies.

“Ordinary Shareholder” or “Ordinary Shareholders”	shall have the meaning set forth in Preamble.

“Ordinary Shares”	shall mean the Company’s ordinary shares, par value US$0.0001 per share.

“Person”	shall mean any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Plan”	shall mean the Company’s employee share option plan described in this Agreement.

“PRC”	shall mean the People’s Republic of China, excluding Hong Kong, Macau, and Taiwan.

“PRC Co.”	shall have the meaning set forth in the Preamble.

“PRC WFOE”	shall have the meaning set forth in the Preamble.

“Purchased Shares”	shall have the meaning set forth in Section 2.2.

“Regulation S”	shall have the meaning set forth in Section 4.23.

“Restated Articles”	shall have the meaning set forth in Section 2.1.

“Restricted Period”	shall have the meaning set forth in Section 6.11.

“Restructuring Agreements”	shall mean the agreements listed in Exhibit F.

“Rights Agreement”	shall have the meaning set forth in Section 4.2(d).

“SAFE Circular”	shall have the meaning set forth in Section 6.15.

“Second Closing”	shall have the meaning set forth in Section 3.2.

“Second Tranche Milestone”

shall mean all of the following:

(i)     The net income for the first half of the 2007 calendar year of the Company as audited by a “big 4” accounting firm in accordance with US GAAP shall be no less than US$4,000,000; provided that, net income shall exclude (i) extraordinary gain or revenue and excluding any revenue from Affiliates of the Covenantors that are not Group Companies as audited by a “big 4” accounting firm in accordance with US GAAP; (ii) any reasonable fees and expenses incurred or to be incurred with respect to this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory or other similar fees; (iii) any compensation charge recorded in the consolidated financial statements of the Group Companies in relation to any options issued to employees of the Group Companies pursuant to a share option plan, provided that, such share option plan, option grant and exercise price has been adopted or approved, or will be adopted or approved by the Board, including at least one (1) Series A Director; (iv) any costs, expenses or charges recorded or to be recorded in the Company’s income statement as a result of the equity financing contemplated herein being determined to be a loan for accounting purposes; and (v) for the first half of 2007 calendar year of the Company only, all fees and expenses associated with creating, implementing and executing a systematic training program on United States laws in connection with anti-corruption and anti-bribery for all directors, officers, agents, employees, representatives or any other Persons associated with or acting for or on behalf of the foregoing of the Group Companies.

(ii)    Punctual and complete performance by the Group Companies of all the obligations set out in the Transaction Agreements; and

(iii)  No Material Adverse Effect following the First Closing.

“Securities Act”	shall mean the United States Securities Act of 1933, as amended.

“Series A Directors”	shall mean the two (2) directors of the Company designated exclusively by the Investors.

“Series A Shares”	shall have the meaning set forth in the Recital.

“Series A-1 Shares”	shall have the meaning set forth in the Recital.

“Series A-2 Shares”	shall have the meaning set forth in the Recital.

“Subscription Price”	shall have the meaning set forth in Section 2.2.

“Transaction Agreements”	shall have the meaning set forth in Section 4.4.

“UNCITRAL Rules”	shall have the meaning set forth in Section 10.13(b).

“US GAAP”	shall mean the generally accepted accounting principles in the United States.

“US$”	shall mean United States dollars.

2.	AGREEMENT TO SUBSCRIBE FOR AND ALLOT SHARES.

2.1. Authorization. As of the First Closing, the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of up to thirteen million (13,000,000) Series A-1 Shares and up to ten million (10,000,000) Series A-2 Shares of the Company having the rights, preferences, privileges and restrictions as set forth in the Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit B (the “Restated Articles”).

2.2. Agreement to Subscribe for and Allot Series A Shares. Subject to the terms and conditions hereof, the Company hereby agrees to issue and allot to each Investor, and such Investor hereby agrees to subscribe from the Company, on the date of each respective Closing, up to that number and series of Series A Shares set forth opposite its name on Exhibits A-1 to A-2 for the subscription price set forth thereon (the “Subscription Price”), and an aggregate subscription price for all Closings of up to twenty million U.S. Dollars (US$20,000,000). The Series A Shares to be subscribed pursuant to this Agreement will be collectively hereinafter referred to as the “Purchased Shares”. The Subscription Price shall be paid by wire transfer of funds to a designated account of the Company, provided that wire transfer instructions are delivered to the Investors at least seven (7) Business Days prior to each respective Closing Date.

3.	CLOSINGS; DELIVERY.

3.1. First Closing. Subject to the fulfillment of the conditions to closing as set forth in Section 7 (or the waiver thereof by the Investors) other than the conditions to closing as set forth in Section 7.14, the sale of twelve million five hundred thousand (12,500,000) Series A-1 Shares (the “First Closing”) at an initial post-money valuation of forty million U.S. dollars (US$40,000,000) (the “Initial Series A-1 Valuation”) for the aggregate Subscription Price set forth on Exhibit A-1 shall take place remotely via the exchange of documents and signatures on the date hereof, or at another time and date and at another location to be mutually agreed to by the parties, subject to Section 10.15.

3.2. Second Closing. Subject to the fulfillment of the conditions to closing as set forth in Section 7 (or the waiver thereof by the Investors), on or prior to August 31, 2007, the Investors shall subscribe, and the Company shall issue and allot, up to an additional nine million nine hundred twenty thousand six hundred thirty-five (9,920,635) Series A-2 Shares (the “Second Closing”) for the

Subscription Price set forth on Exhibit A-2 at an initial post-money valuation of ninety-six million U.S. dollars (US$96,000,000) (the “Initial Series A-2 Valuation”), subject to the following conditions:

(a) if the Second Tranche Milestone is satisfied on or prior to June 30, 2007, subject to the fulfillment of the conditions to closing as set forth in Section 7 (or the waiver thereof by the Investors), the Investors shall accelerate the Second Closing on a date selected by the Investors on or prior to June 30, 2007, or as soon as practicable after June 30, 2007;

(b) if one or more conditions of the Second Tranche Milestone is not satisfied, the Investors shall have the right but not the obligation to complete the Second Closing on or prior to August 31, 2007; and

(c) if the Investors do not complete the Second Closing on or prior to August 31, 2007, then the Investors shall be automatically deemed to have forfeited their rights to complete the Second Closing.

3.3.   Delivery. At each Closing, each Investor will deliver the Subscription Price for the Series A Shares to be subscribed for by it by wire transfer or cancellation of indebtedness, and the Company shall, forthwith, issue a share certificate representing the respective Series A-1 Shares and Series A-2 Shares subscribed for by such Investor, enter such subscription in its Register of Members and deliver to the Investors a copy of the Register of Members certified by a director of the Company reflecting the issuance of the respective Series A Shares.

3.4.   Financial Target and Series A-2 Conversion Price Adjustment. Immediately after the Company’s Net Income of 2007 becomes available, the number of Ordinary Shares issuable upon conversion of each Series A-2 Share (initially one) shall be subject to a one-time adjustment upwards or downwards in accordance with the following schedule and conditions:

(a) If the Net Income of 2007 is greater than or equal to US$8,000,000, the new Series A-2 Conversion Price (as defined in the Restated Articles) shall be adjusted to equal the then-existing Series A-2 Conversion Price times a fraction, the numerator of which shall be the Net Income of 2007 and the denominator of which shall be US$8,000,000, provided that, any adjustment pursuant to this Section 3.4(a) shall not cause the new Series A-2 Conversion Price to be adjusted to an amount greater than US$1.73; or

(b) If the Net Income of 2007 is less than US$8,000,000, the new Series A-2 Conversion Price (as defined in the Restated Article) shall be adjusted to equal the lower of (i) the then-existing Series A-2 Conversion Price or (ii) the Initial Series A-2 Conversion Price times a fraction, the numerator of which shall be the Net Income of 2007 and the denominator of which shall be US$8,000,000, provided that, any adjustment pursuant to this Section 3.4(b)(ii) shall not cause the new Series A-2 Conversion Price to be adjusted to an amount lower than US$0.93.

4.      REPRESENTATIONS AND WARRANTIES OF THE COVENANTORS.

The Covenantors, jointly and severally, hereby represent and warrant to each Investor, except as set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Exhibit C and as limited below, as of the date hereof and, where appropriate, the date of each Closing, as set forth in this Section 4 (except that the Disclosure Schedule may be subject to updating in connection with the First and Second Closing to the satisfaction of the Investors).

4.1. Organization, Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Group Company is qualified to do business in each jurisdiction where failure to be so qualified would have a Material Adverse Effect.

4.2. Capitalization. Immediately prior to the First Closing, the authorized share capital of the Company consists of the following:

(a) Ordinary Shares. A total of one hundred million (100,000,000) authorized Ordinary Shares, of which 50,000,000 Ordinary Shares are issued and outstanding.

(b) Series A-1 Shares. A total of thirteen million (13,000,000) authorized Series A-1 Shares, none of which are issued and outstanding immediately prior to the First Closing.

(c) Series A-2 Shares. A total of ten million (10,000,000) authorized Series A-2 Shares, none of which are issued and outstanding immediately prior to the First Closing.

(d) Options, Warrants, Reserved Share. The Company has reserved twenty-six million (26,000,000) Ordinary Shares for issuance upon the conversion of the Series A Shares. Except for (i) the conversion privileges of the Series A Shares, (ii) the preemptive rights provided in the Rights Agreement to be entered into at the First Closing, a form of which is attached hereto as Exhibit D (the “Rights Agreement”), and (iii) six million nine hundred forty-four thousand four hundred forty-four (6,944,444) Ordinary Shares reserved for issuance to employees pursuant to the Plan, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to subscribe to any of the shares of the Company. No shares (including the Purchased Shares) of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to subscribe to such shares (whether in favor of the Company or any other person). Other than the Rights Agreement and certain Restructuring Agreements (as defined below), there are no other agreements between the Ordinary Shareholders with respect to the Ordinary Shares or the shares of any other Group Company.

(e) PRC WFOE Registered Capital. Immediately after the First Closing, PRC WFOE’s registered capital and total investment will be US$8,000,000 and US$20,000,000, respectively, which registered capital will be contributed in full. The

Company will own 100% of the registered capital of the PRC WFOE, and such registered capital will not be subject to any encumbrance. The PRC WFOE is not a party to or bound by any option, agreement or arrangement to allot or issue or sell or create any Lien on any of its registered capital or any other security convertible into any registered capital or other security of the PRC WFOE.

(f) PRC Co. Registered Capital. Immediately prior to the First Closing, the PRC Co.’s registered capital is RMB1,600,000, which registered capital has been contributed in full. The shareholders and their relative percentage ownership of the registered capital of the PRC Co. are as follows: Mr. He holds 98% and He Da En holds 2% of the PRC Co.’s registered capital, respectively. the PRC Co.’s registered capital is not subject to any Lien except with respect to certain Restructuring Agreements. The PRC Co. is not a party to or bound by any option, agreement or arrangement to allot or issue or sell or create any lien on any of its registered capital or any other security convertible into any registered capital or other security of the PRC Co except with respect to certain Restructuring Agreements.

4.3. Subsidiaries. Except for the Company’s ownership of the PRC WFOE and the PRC WFOE’s contractual control of the PRC Co., no Group Company presently owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity.

4.4. Due Authorization. All corporate action on the part of the Group Companies and, as applicable, their respective officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of all obligations of the Group Companies under this Agreement, the Rights Agreement, the list of restructuring documents attached hereto as Exhibit F (the “Restructuring Agreements”), and any other agreements to which it is a party and the execution of which is contemplated hereunder (together the “Transaction Agreements”), and (ii) the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares being sold under this Agreement at each Closing and of the Ordinary Shares issuable upon conversion of such Purchased Shares has been taken or will be taken prior to each respective Closing. Each of the Transaction Agreements is a valid and binding obligation of the Group Companies, as applicable, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.5. Financial Statements. The Group Companies have delivered to the Investors its unaudited consolidated financial statements (including balance sheets, income statements and cashflow statements) for the second six months of 2005 ended December 31, 2005 and the first six months of 2006 ended June 30, 2006 (collectively, the “Financial Statements”). The Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Group Companies as of the respective dates thereof and the results of operations of the Group Companies for the periods covered thereby.

4.6. Valid Issuance of Series A Shares and Ordinary Shares.

(a) The Series A Shares, when issued, sold and delivered in accordance with the terms of this Agreement and following receipt of any subscription monies owing to the Company, will be duly and validly authorized and issued, credited as fully paid and non-assessable.

(b) The Ordinary Shares when issued upon conversion of the Series A Shares will be duly and validly authorized and issued, credited as fully paid and non-assessable.

(c) The outstanding capital shares of the Company prior to the First Closing are duly and validly authorized and issued, credited as fully paid and non-assessable, have been issued in accordance with all Applicable Law, the Company’s Memorandum and Articles of Association in effect prior to the First Closing and any relevant securities laws or pursuant to valid exemptions therefrom.

4.7. Compliance with Laws; Consents and Permits.

(a) None of the Group Companies is in violation of Applicable Law in respect of the conduct of its business or the ownership of its properties. All consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority and any third party which are required to be obtained or made by each Group Company in connection with the consummation of the transactions contemplated hereunder shall have been obtained or made prior to and be effective as of each Closing, the absence of which would prevent or materially delay the consummation of the transactions contemplated hereunder. Each Group Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as currently conducted, the absence of which would be reasonably likely to have a Material Adverse Effect. None of the Group Companies is in default under any of such franchises, permits, licenses or other similar authority.

(b) For purposes of this Section, “Government Official” means any officer or employee of any Governmental Authority of the PRC, or any person acting in an official capacity for or on behalf of any Governmental Authority of the PRC. No Group Company or any director, officer, agent, employee, representative or any other Person associated with or acting for or on behalf of the foregoing, has, offered, paid, promised to pay, or authorized the payment of any money, or offered, given a promise to give, or authorized the giving of anything of value, to any Government Official, political party or official thereof (or to any Person where such Group Company, director, officer, agent, employee, representative or other Person knew that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, political party or party official) in violation of the Applicable Law of the PRC , for the purposes of:

(i) (x) influencing any act or decision of such Government Official, political party of the PRC or party official of the PRC in his or its official capacity, (y) inducing such Government Official, political party of the PRC or party official of the PRC to do or omit to do any act in violation of the lawful duty of such Government Official, political party, or party official, or (z) securing any improper advantage in violation of the Applicable Law of the PRC, or

(ii) inducing such Government Official, political party of the PRC, or party official of the PRC to use his or its influence with any Government Authority to affect or influence any act or decision of such Government Authority, in order to assist the Company or such Group Company in obtaining or retaining business for or with, or directing business to the Company or any Group Company in violation of the Applicable Law of the PRC.

4.8. Title to Properties and Assets.

(a) The Group Companies possess valid and legal title to, and own or have valid leasehold interests or rights to use of, all of the assets and property reflected in the Financial Statements and all of the property and assets used in or useful to its business (including without limitation all land use rights) (each asset or property, an “Asset,” and collectively, the “Assets”), in each case free and clear of all Liens or right of any third parties;

(b) Each Group Company has obtained all necessary approvals, certificates, licenses and permits necessary to own, develop, lease, manage and operate each Asset, and no Group Company is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any of such approvals, certificates, licenses and permits;

(c) There is no condemnation or other government action pending, or to the best of its knowledge, threatened, to seize any portion of any Asset owned by any Group Company which could have a material adverse effect upon such Asset;

(d) The Group Company has the right to manage its Assets, and no party any right to interfere with such right;

(e) There is no material structural or material physical defect with respect to any Asset, including improvements, fixtures, mechanical systems, water and sewerage systems, or other apparatus comprising or located upon land or buildings owned by any Group Company. No Group Company has ever received any notice from Governmental Authorities requesting it to improve or restrict the usage of its land or building and the Warrantors covenant to the Investors that the Investors shall be promptly notified upon receipt of the aforesaid notice. Each Group Company’s land and building (i) is in compliance with requirements set forth in its land grant contract; (ii) is in compliance with approvals, licenses, permits, certificates, and consents issued by the relevant Governmental Authorities; and (iii) is in compliance with all relevant Applicable Laws; and

(f) The land use rights grant contract for each parcel of land owned by each Group Company is in full force and effect and all land grant premium and other payments required to be made have been made. There has been no default under any land grant contract and the use, development, construction and operation of such land has been and is in full compliance with the applicable land grant contract.

4.9.   Leased Property.

(a) Section 4.9 of the Disclosure Schedule sets out all rights and interests of the land or premises rented, occupied or otherwise used by the Group Companies (the “Leased Properties”), and the related information is true, accurate and complete in all material respect.

(b) The Leased Properties comprise all the land and premises owned, rented, occupied or otherwise used by the Group Companies or in which any Group Company has any right or interest.

(c) A list of all tenancy agreements or leases entered into by the Group Companies and relevant information in respect of the Leased Properties has been disclosed to the Investors in Section 4.9 of the Disclosure Schedule and the information set out therein is true, accurate and complete in all material respect.

(d) The Group Companies have paid the rent, rates and all other charges for which a tenant is responsible under the tenancy agreements or leases of the Leased Properties up to the last payment date and have observed and performed the covenants on the part of the tenant and the conditions contained in the tenancy agreements or leases and all such tenancies or leases are valid, binding and in full force.

(e) The Leased Properties are held by the Group Companies under the terms of a lease or tenancy agreement. Such lease or tenancy agreement is valid and binding on the parties thereto and contains no right for the lessor or landlord to terminate the lease prior to the expiry of its terms other than for non-payment of rent or breach of the terms of such lease.

(f) All necessary consents for the grant of the lease or tenancy agreement have been obtained and remain in full force and effect and the relevant Group Company, being the lessee, has satisfactory evidence of the lessor’s or landlord’s title to grant such lease or tenancy agreement.

(g) For Leased Properties in the PRC, all registration or filing requirements have been complied with under the relevant regulations and the appropriate authorities have issued or granted the relevant registration or filing certificates and such documents do not contain any unusual or onerous provision or condition.

(h) All covenants and conditions contained in the leases or tenancy agreement, or in any license, consent or other document entered into supplementing to the lease or tenancy agreement, whether on the part of the landlord or the tenant, have been observed and performed to date in all material respects and no material breaches have been waived or acquiesced in and the lease is valid and in full force.

(i) All permits, licenses, consents and approvals required from any government authorities, landlords, superior landlords and mortgages (where necessary) in respect of any of the tenancies or leases of the Leased Properties have been obtained and the covenants on the part of the landlord and/or the tenant contained in such permits, licenses, consents and approvals have been duly performed and observed.

(j) No notice affecting any of the Leased Properties or other use has been given or served by any government authority or any other authority or Person or body and there are no circumstances that are likely to result in the forfeiture or any of the tenancies or leases in respect of the Leased Properties.

(k) No rent is currently under review or in dispute in any material respect.

4.10. Intellectual Property.

(a) To the knowledge of the Covenantors, each Group Company has sufficient title and ownership of or licenses to the Intellectual Property necessary for its business as now conducted (including, without limitation, Intellectual Property with respect to electronic or digital media or content distributed, circulated or made available for access by any Group Company) without any conflict with or infringement of the rights of others, except for such items as have yet to be conceived or developed or that are expected to be available for licensing on reasonable terms from third parties.

(b) There are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property used by the Group Companies, nor is any of the Group Companies bound by or a party to any options, licenses or agreements of any kind with respect to any Intellectual Property rights of any other person or entity, except, in either case, for end-user, object code, internal-use software license and support/maintenance agreements, and non-disclosure agreements.

(c) Each Group Company has taken all commercially reasonable security measures to protect the secrecy, confidentiality, and value of all the Intellectual Property required to conduct its business.

(d) None of the Group Companies has received any written communications alleging that any of the Group Companies has violated or, by conducting its business, would violate any of the Intellectual Property rights of any other person or entity.

(e) To the knowledge of the Covenantors, none of the Group Companies’ executive officers (the “Officers”) or the Group Companies’ mid-level to senior-level managers (the “Key Employees”) as set forth in Exhibit E is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with the use of his or her best efforts to promote the interests of the Group Companies.

(f) To the knowledge of the Covenantors, neither the execution nor delivery of this Agreement and the Transaction Agreements, nor the carrying on of the Group Companies’ business by the Officers and Key Employees of the Group Companies, nor the conduct of the Group Companies’ business as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or consultants is now obligated. The Group Companies do not believe it is or will be necessary to utilize any inventions of any of their employees or consultants (or people it currently intends to hire) made prior to or outside the scope of their relationship with the Group Companies. All of the Group Companies’ registered patents, copyrights, trademarks and service marks are in full force and effect, are not subject to any taxes, and the Group Companies are current on all the maintenance fees with respect thereto.

4.11. Material Contracts and Obligations. All material agreements, contracts, leases, licenses, instruments, commitments, indebtedness, liabilities and other obligations to which each Group Company is a party or by which it is bound and which (i) are material to the conduct and operations of its business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of the Group Companies; or (iii) involve contracts to acquire or sell time share capacity, other than agreements entered into by or on behalf of the PRC WFOE in the ordinary course of business, are listed in the Disclosure Schedule attached hereto as Exhibit C and have been made available for inspection by the Investors and their counsel. For purposes of this Section 4.11, “material” shall mean (i) reasonably likely to result in consideration to any Group Company, or imposing liability or contingent liability on any Group Company, in excess of US$50,000 in the current fiscal year, (ii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, or (iii) an agreement the termination of which would be reasonably likely to have a Material Adverse Effect.

4.12. Litigation. There is no Action pending (or, to the knowledge of the Covenantors, currently threatened) against any of the Group Companies, any Group Company’s activities, properties or assets or, to the best of the Covenantors’ knowledge, against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of the Company, or otherwise that is likely to result, individually or in the aggregate, in any Material Adverse Effect on the business, properties, assets, financial condition, affairs of any Group Company. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or, to the knowledge of the Covenantors, threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

4.13. Compliance with Other Instruments and Agreements. None of the Group Companies is in, nor shall the conduct of its business as currently conducted result in, violation, breach or default of any term of its constitutional documents (the “Constitutional Documents”), or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Group Company is a party or by which it may be bound, (the “Group Company Contracts”) or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company, and where the occurrence of such violation, breach or default would be reasonably likely to have a Material Adverse Effect. None of the activities, agreements, commitments or rights of any Group Company is ultra vires or unauthorized. The execution, delivery and performance of and compliance with the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby will not result in any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Group Company Contract, or, to the knowledge of the Covenantors, a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any Lien upon any asset of any Group Company, and where the occurrence of such violation, breach of default would be reasonably likely to have a Material Adverse Effect.

4.14. Disclosure. Each of the Covenantors has provided the Investors with all the information that the Investors have reasonably requested in deciding whether to subscribe for Series A Shares. No representation or warranty by the Covenantors in this Agreement contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not materially misleading. The Covenantors have not, in connection with the negotiation or execution of this Agreement, knowingly delivered to the Investors any documents containing any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not materially misleading, except any information that has been subsequently corrected or amended.

4.15. Registration Rights. Except as provided in the Rights Agreement, neither the Company nor any other Group Company has granted or agreed to grant any person or entity any registration rights (including piggyback registration rights) with respect to, nor is the Company obliged to list, any of the Company’s shares on any securities exchange. Except as contemplated under this Agreement, the Rights Agreement and the Restated Articles, there are no voting or similar agreements that relate to the Company’s securities.

4.16. Material Liabilities. The Group Companies, taken as a whole, do not have any material liability or obligation, absolute or contingent (individually or in the aggregate), except (i) obligations and liabilities reflected on the Financial Statements, (ii) obligations incurred in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with US GAAP, and (iii) obligations and liabilities disclosed in the Disclosure Schedule attached hereto as Exhibit C.

4.17. Changes in Condition. Except as specifically set forth in this Agreement or in the Disclosure Schedule and with respect to each Closing, since June 30, 2006, there has not been, other than those transactions and matters contemplated or implemented in accordance with the Transaction Agreements:

(a) any material adverse change in the assets, liabilities, financial condition or operating results of the Group Companies, taken as a whole, from that reflected in the most recent Financial Statements, if applicable, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse to the Group Companies, taken as a whole;

(b) any material change in the contingent obligations of the Group Companies, taken as a whole, by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or business of the Group Companies, taken as a whole (as presently conducted), which is in excess of US$100,000;

(d) any waiver by any Group Company of a valuable right or a material debt, which is valued in excess of US$100,000;

(e) any satisfaction or discharge of any Lien, claim or encumbrance or payment of any obligation by any Group Company which is in excess of US$100,000, except such satisfaction, discharge or payment made in the ordinary course of business to the assets, properties, financial condition, operating results or business of such Group Company;

(f) any material change or amendment to a material contract or arrangement by which any Group Company or any of its assets or properties is bound or subject which is valued in excess of US$100,000, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(g) any material change in any compensation arrangement or agreement with any present Key Employee or director;

(h) any sale, assignment or transfer of any material Intellectual Property or other material intangible assets of any Group Company which is valued in excess of US$100,000;

(i) any resignation or termination of any member of the Group Companies’ senior management;

(j) any mortgage, pledge, transfer of a security interest in, or Lien created by any Group Company or the Ordinary Shareholders with respect to, any of such Group Company’s properties or assets, except Liens for taxes not yet due or payable and except created in the normal course of business;

(k) any debt, obligation, or liability incurred, assumed or guaranteed by any Group Company individually in excess of US$25,000 or in excess of US$100,000 in the aggregate except where it is incurred, assumed or guaranteed pursuant to the then current business plan or budget;

(l) any declaration, setting aside or payment or other distribution in respect of any Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by any Group Company;

(m) any transactions with any of Group Company, its officers, directors or employees, or any members of their immediate families, or any entity controlled by any of such individuals which is in excess of US$10,000 apart from the service or employment contracts entered into with such officers, directors or employees;

(n) any other event or condition of any character which has a Material Adverse Effect; or

(o) any agreement or commitment by a Group Company to do any of the things described in this Section 4.17.

4.18. Tax Matters. The provisions for taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid applicable taxes of each Group Company. There have been no examinations or audits of any tax returns or reports by any applicable governmental agency. Each Group Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns. Further, each Group Company has duly withheld individual income taxes and adequately paid mandatory contributions to the statutory welfare or social security funds on behalf of all its employees in material compliance with the applicable regulations in each respective jurisdiction such that there shall be no material default or material underpayment in respect of individual income taxes and mandatory contributions to the statutory social security funds. No Group Company is subject to any waivers of applicable statutes of limitations with respect to the taxes for any year. Since incorporation, none of the Group Companies has incurred any taxes or similar assessments other than in the ordinary course of business.

4.19. Interested Party Transactions. No Ordinary Shareholder, officer or director of a Group Company or any Affiliate or Associate of any such person has any agreement with the Company (except for employment contracts and certain Restructuring Agreements), understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No Ordinary Shareholder, or officer or director of a Group Company has any direct or indirect ownership interest in any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company. No Affiliate or Associate of any Ordinary Shareholder nor any officer or director of a Group Company is directly or indirectly interested in any material contract with a Group Company. No Ordinary Shareholder, nor any officer or director of a Group Company or any Affiliate or Associate of any such person has had, either directly or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (ii) any contract or agreement to which a Group Company is a party or by which it may be bound or affected. There is no agreement between any Ordinary Shareholder and any other shareholder with respect to the ownership or control of any Group Company other than the Rights Agreement.

4.20. Employee Matters. Each Group Company has complied in all material aspects with all applicable employment and labor laws. To the knowledge of the Covenantors none of the Group Companies’ Officers or Key Employees intends to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any Officer or Key employee.

4.21. Financial Advisor Fees. Except for the agreement between the Company and Bank of China International (acting as the Company’s financial advisor) pursuant to which a fee equal to five percent (5%) of the total amount that the Investors invest in the Company under this Agreement shall be payable by the Company to Bank of China International (the “Financial Advisor Agreement”), there exists no agreement or understanding between any Group Company or any of its Affiliates and any investment bank or other financial advisor under which such Group Company may owe any brokerage, placement or other fees relating to the subscription of Series A Shares.

4.22. Restructuring Agreements. The PRC WFOE has not entered into any contracts similar in substance to any Transaction Agreement with any party other than the other Group Companies, the Investors, the Founders and the PRC Co. Shareholders.

4.23. Offshore Transaction. Neither the Company nor any of its Affiliates nor any person acting on behalf of the Company or any of its Affiliates has engaged or will engage in “directed selling efforts” (as such term is defined in Rule 902 of Regulation S promulgated under the Securities Act (“Regulation S”)) with respect to the Series A Shares and the Company has complied and will comply with the offering restrictions of Regulation S. As of the Closing, the Company reasonably believes that no “substantial U.S. market interest” (as such term is defined in Rule 902 of Regulation S) exists in the Series A Shares or in any security of the Company which is of the same class or series as the Series A Shares.

5. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.

Each Investor severally, and not jointly and severally, represents and warrants to the Company in respect of itself as follows:

5.1. Authorization. Each Investor has all requisite power, authority and capacity to enter into this Agreement and the Rights Agreement, and to perform its obligations under this Agreement and the Rights Agreement. This Agreement and the Rights Agreement has been duly authorized, executed and delivered by such Investor. This Agreement and the Rights Agreement, when executed and delivered by such Investor, will constitute valid and legally binding obligations of such Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

5.2. Accredited Investor. Each Investor is an Accredited Investor within the definition set forth in Rule 501(a) under Regulation D of the Securities Act.

5.3. Purchase for Own Account. Series A Shares and Ordinary Shares issuable upon conversion of Series A Shares will be acquired for each Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

5.4. Exempt from Registration; Restricted Securities. Each Investor understands that Series A Shares and Ordinary Shares issuable upon conversion of Series A Shares will not, when issued, be registered under the Securities Act or registered or listed publicly pursuant to any other applicable securities laws and regulations, on the ground that the sale provided for in this Agreement is exempt from registration under the Securities Act or the registration or listing requirements of any other applicable securities laws and regulations, and that the reliance of the Company on such exemption is predicated in part on the Investor’s representations set forth in this Agreement. Each Investor understands that Series A Shares and Ordinary Shares issuable upon conversion of Series A Shares are restricted securities within the meaning of Rule 144 under the Securities Act and that Series A Shares and Ordinary Shares issuable upon conversion of Series A Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

6. COVENANTS OF THE COMPANY, THE PRC WFOE, THE ORDINARY SHAREHOLDERS AND THE FOUNDERS

Each of the Covenantors jointly and severally covenants to the Investors as follows:

6.1. Use of Proceeds from the Subscription for Series A Shares. The proceeds from the subscription for Series A Shares shall be used only by the Company for direct and indirect investment in the Group Companies and by the Group Companies to acquire outdoor media resources, improve the Group Companies’ information management system and for working capital and other general business activities.

6.2. Business of the Company. The business of the Company shall be restricted to the holding and management of its equity interest in, and other assets used by, the PRC WFOE.

6.3. Business of the PRC WFOE. The business of the PRC WFOE shall be restricted to software development and technical services, technology transfer, technical consulting services, management consulting services, investment consulting services and other related business within the stated business scope of the PRC WFOE’s business license.

6.4. Business of the PRC Co. The business of the PRC Co. shall be restricted to advertising within the stated business scope of the PRC Co.’s business license.

6.5. Governance of Subsidiaries. In accordance with and subject to any limitations under Applicable Law of the PRC, all directors of the PRC WFOE and any other direct or indirect subsidiary of the Group Companies shall be appointed and removed only by the Company pursuant to approval by the Board (which shall include the approval of one (1) of the directors designated by the Investors).

6.6. Confidentiality, Invention Assignment, Non-Compete, Non-Solicit and Employment Agreement. The Group Companies shall cause all of their Officers and Key Employees and any future officers and Key Employees to enter into standard form confidentiality, invention assignment, non-compete, non-solicit and employment agreements with the applicable Group Company, in form and substance reasonably satisfactory to the Investors.

6.7. Equity Compensation. The Company shall not, directly or indirectly, issue Ordinary Shares, share options or other forms of equity of the Company to employees, directors or consultants except in accordance with the Plan or other employee equity compensation plans approved by the Board and the Investors.

6.8. Milestones. The Group Companies, the Ordinary Shareholders and the Founders shall use their best efforts to achieve the Second Tranche Milestone and to complete the Second Closing.

6.9. Additional Covenants. Except as required by this Agreement, no resolution of the directors or shareholders of any Group Company shall be passed, nor shall any contract or commitment be entered into, in each case, prior to the First Closing without the prior written consent of the Investors, except that the Company may carry on its business in the same manner as heretofore conducted and the Group Companies may pass resolutions and enter into contracts as long as they are effected in the ordinary course of business; provided that the transactions with respect to which the resolutions are passed and contracts are entered into are made on an arms-length basis with disinterested third parties and the value of each of such transaction is no greater than US$100,000.

6.10. Representations and Warranties. If at any time prior to each Closing, the Company, the PRC WFOE, the Ordinary Shareholders or the Founders come to know of any fact or event which is in any way materially inconsistent with any of the representations and warranties given by the Company, the PRC WFOE, the Ordinary Shareholders or the Founders, then the Company, the PRC WFOE, such Ordinary Shareholder or such Founder shall give immediate written notice thereof to the Investors in which event each Investor may within ten (10) Business Days of receiving such notice terminate this Agreement by written notice without any penalty whatsoever.

6.11. Fulfillment of Closing Conditions. The Group Companies, the Ordinary Shareholders and the Founders shall use their best efforts to fulfill all conditions contained in Section 7 of this Agreement.

6.12. Non-Competition Covenant. In accordance with and subject to any limitations under Applicable Law of the PRC, the Group Companies, the Ordinary Shareholders and the Founders agree to procure that from the signing of this Agreement until the date twelve (12) months after the termination of employment (for any reason) of any Officer, or Key Employee of any Group Company (the “Restricted Period”) such Officer or Key Employee, shall not, directly or indirectly, either for himself or for any other person or entity:

(a) anywhere in the PRC where the Group Companies engage from time to time in business, (i) engage or participate in, (ii) assist, advise or be connected with (including as an employee, owner, partner, shareholder, officer, director, advisor, consultant, agent or (without limitation by the specific enumeration of the foregoing) otherwise), or (iii) render services for, any outdoor advertising business, including in-building advertising and LCD advertising business (a “Competing Business”), except pursuant to the business conducted by the Group Companies;

(b) take any action which might divert the Group Companies from any opportunity which would be within the scope of its current business but shall rather offer each such opportunity to the Group Companies, which the Group Companies may, in its sole discretion, decide to pursue;

(c) solicit, attempt to solicit, aid in the solicitation of, accept any orders from, or provide any products or services to, any person or entity who is or has been a customer of the Group Companies, at any time during the period beginning one year prior to the date hereof through the Restricted Period, to purchase products or services from any Competing Business;

(d) solicit, attempt to solicit or aid in the solicitation of any person or entity who is or has been a customer, supplier, licensor, licensee or person or entity having any other business relationship with the Group Companies, at any time during the period beginning one year prior to the date hereof through the Restricted Period, to cease doing business with or alter its business relationship with the Group Companies;

(e) solicit or hire any person or entity who is a director, officer, employee, independent contractor or agent of the Group Companies to perform services for any person or entity other than the Group Companies or to terminate his or her employment with the Group Companies; or

(f) breach any confidentiality agreement, expressed or implied, with any Group Company.

6.13. Appointment of CFO. Within six (6) months of the date of the First Closing, Mr. He shall select a candidate to be the Chief Financial Officer (“CFO”) for the Company and the Board shall appoint such candidate to be CFO of the Company provided that such candidate is reasonably qualified for such position. In the event that the Mr. He fails to select a candidate to be CFO within the prescribed period, the Investors shall select a candidate to be CFO and the Board shall appoint such candidate to be the CFO provided that such candidate is reasonably qualified for such position.

6.14. Appointment of Independent Director. Within eighteen (18) months of the date of the First Closing, Mr. He and the Investors shall jointly select an independent director (deemed “independent” under the rules of the New York Stock Exchange or NASDAQ) to serve on the Board, upon which the Company shall increase the size of the Board by one director.

6.15. Audited Financials. The Group Companies shall provide audited annual consolidated financial statements and management reports, within ninety (90) days after the end of the 2007 fiscal year, prepared by a “big 4” accounting firm in accordance with US GAAP;

6.16. SAFE Compliance. Each of the Founders shall, at his own expense, fully comply with all requirements and obligations of the PRC authorities with respect to their holding of the Ordinary Shares or other securities in the Ordinary Shareholders on a continuing basis, including, but not limited to receiving all approval, consents and permits from and fulfilling the reporting requirements with the Sichuan Branch of the State Administration of Foreign Exchange ( , “SAFE”), in a timely manner, as required under the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration of Financing and Inbound Investment through Offshore Special Purpose Companies by PRC Residents (the “SAFE Circular”), and other relevant obligations imposed by the PRC authorities and obtaining all consents, approvals and permits required by the PRC authorities in connection therewith).

6.17. Restructure Plan. The Group Companies, the Ordinary Shareholders and the Founders shall use their respective best efforts to fulfill the restructure and reorganization of the Group Companies to the satisfaction of the Investors as described in the Restructure Plan attached hereto as Exhibit G.

6.18. Registered Capital of PRC WFOE. Within fifteen (15) Business Days after the First Closing, the Company shall contribute one hundred percent (100%) of the registered capital of the PRC WFOE (i.e., US$8,000,000).

6.19. Foreign Corrupt Practices Act. Within six (6) months after the First Closing, the Company shall create and implement a systematic training program on United States laws in connection with anti-corruption and anti-bribery for all directors, officers, agents, employees, representatives or any other Persons associated with or acting for or on behalf of the foregoing of the Group Companies. The Company shall be responsible for any and all costs and expenses associated with creating, implementing and executing such training program.

7. CONDITIONS TO INVESTORS’ OBLIGATIONS AT EACH CLOSING.

The obligation of each Investor to subscribe for Series A Shares at each Closing is subject to the fulfillment or valid written waiver signed by such Investor, on or prior to such Closing (unless otherwise indicated below), of the following conditions:

7.1. Representations and Warranties True and Correct. The representations and warranties made by the Company, the PRC WFOE, the Ordinary Shareholders, and the Founders in Section 4 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects as of the date of each Closing with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

7.2. Performance of Obligations. Each of the Company, the PRC WFOE, the Ordinary Shareholders and the Founders shall have performed and complied in all material respects with all agreements, obligations and conditions contained in the Transaction Agreements that are required to be performed or complied with by it on or before each Closing.

7.3. Proceedings and Documents. All corporate approvals and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incidental to such transactions shall be completed and reasonably satisfactory in substance and form to the Investors, and the Investors shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

7.4. Approvals, Consents and Waivers. Each Group Company shall have obtained any and all approvals, consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to all permits, authorizations, approvals, consents or permits of any Governmental Authority or regulatory body.

7.5. Compliance Certificate. The Company, the PRC WFOE, the Ordinary Shareholders and the Founders shall have delivered to the Investors certificates, dated each respective Closing Date, signed by a Company director or Chief Executive Officer, the legal representatives of the PRC WFOE, a director of the Ordinary Shareholders and each Founder certifying that the conditions specified in Sections 7.1 and 7.2 have been fulfilled.

7.6. Securities Laws. The allotment and issuance of Series A Shares, and the issuance of Ordinary Shares upon conversion of Series A Shares shall be exempt from the registration and/or qualification requirements of all applicable securities laws in any jurisdiction.

7.7. Amendment to Constitutional Documents. The Restated Articles shall have been duly adopted by the Company by all necessary corporate action of its Board and its shareholders.

7.8. Designation of Company and PRC WFOE Directors. As of the First Closing and Second Closing, the Board shall consist of six (6) directors, of which two (2) director shall have been designated by the Investors and four (4) directors shall have been designated by Mr. He. The Board of Directors of the PRC WFOE shall be identical to the Board as at each Closing.

7.9. Execution of Rights Agreement. The Company shall have delivered to the Investors the Rights Agreement, in substantially the form attached hereto as Exhibit D, duly executed by the Company and all other parties thereto (other than the Investors).

7.10. Confidentiality, Invention Assignment, Non-Compete, Non-Solicit and Employment Agreement. Each of Officers and Key Employees of the Group Companies set forth on Exhibit E shall have entered into a confidentiality, invention assignment, non-compete, non-solicit and employment agreement with his or her respective Group Company in form and substance reasonably satisfactory to the Investors.

7.11. No Material Adverse Effect. There shall have been no Material Adverse Effect since the date of this Agreement.

7.12. Submission of Operating Plan. The Group Companies shall have submitted to the Investors a detailed operating plan (including any capital expenditure budget, operating budget and financing plan) and business plan for the twelve (12) months following the First Closing.

7.13. Legal Opinions. With respect to the First Closing only, legal opinions dated as of the date of the First Closing and addressed to the Investors by PRC counsel and Cayman Island counsel in form and substance reasonably satisfactory to the Investors and the Company shall have been delivered to the Investors, forms of which are attached hereto as Exhibits I and J.

7.14. Milestones. With respect to the Second Closing only, the Second Tranche Milestone shall have been completed.

7.15. Approval by Carlyle Investment Committee. The Investors shall have obtained any and all approvals and consents necessary for consummation of the transactions contemplated by this Agreement from their internal investment committees.

7.16. Approval of Employee Option Plan. With respect to the First Closing only, the Company shall have reserved six million nine hundred forty-four thousand four hundred forty-four (6,944,444) Ordinary Shares for the Company’s stock option pool. Immediately after the First Closing, the Company shall establish and approve a Plan with respect to the reserved shares in its stock option pool, and such Plan and its form of option agreement shall be in form and substance reasonably satisfactory to the Investors.

7.17. SAFE Approvals. Each of the Founders shall have fulfilled, at his own expense, all requirements and obligations of the PRC authorities with respect to their holding of the Ordinary Shares or other securities in the Ordinary Shareholders, including, but not limited to receiving all approval, consents, permits or official determinations that no registration is required from and fulfilling the reporting requirements with the Sichuan Branch of the SAFE, as required under the SAFE Circular, and other relevant obligations imposed by the PRC authorities and obtaining all consents, approvals and permits required by the PRC authorities in connection therewith).

7.18. Restructure Plan. The restructure and reorganization of the Group Companies as described in the Restructure Plan attached hereto as Exhibit G shall be completed to the reasonable satisfaction of the Investors.

7.19. Disclosure Schedule. As of the First Closing, the issues identified by the Investors with respect to the disclosures set forth in Schedule 4.7 (exceptions to Section 4.7 Compliance with Laws; Consents and Permits), Schedule 4.8 (exceptions to Section 4.8 Title to Properties and Assets) and Schedule 4.9 (exceptions to Section 4.9 Leased Properties) of the Disclosure Schedule shall be remedied to the reasonable satisfaction of the Investors, and such disclosures in the Disclosure Schedule shall be updated accordingly. Nothing in this Section 7.19 shall limit the Investor’s right to identify additional issues in the Disclosure Schedule to be remedied to the reasonable satisfaction of the Investors by the First Closing.

8. CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSINGS.

The obligations of the Company under this Agreement with respect to the Investors are subject to the fulfillment or valid written waiver by the Company at or before each Closing of the following conditions:

8.1. Representations and Warranties. The representations and warranties of the Investors contained in Section 5 hereof shall be true and correct as of each Closing.

8.2. Payment of Subscription Price. The Investors shall have delivered to the Company the Subscription Price in accordance with Sections 2 and 3.

8.3. Restated Articles Effective. The Restated Articles shall have been duly adopted by the Company by all necessary corporate action of its Board and shareholders.

8.4. Securities Exemptions. The allotment and issuance of Series A Shares and issuance of Ordinary Shares upon conversion of Series A Shares shall be exempt from the registration and/or qualification requirements of all applicable securities laws.

8.5. Execution of Rights Agreement. The Investors shall have executed and delivered to the Company the Rights Agreement in substantially the form attached hereto as Exhibit D.

9. INDEMNIFICATION.

9.1. Survival of Representations and Warranties. The representations and warranties made herein shall only survive for eighteen (18) months after the First Closing.

9.2. Indemnification. The Covenantors shall, jointly and severally, indemnify, defend and hold harmless the Investors, from and against any and all Losses arising out of, relating to, connected with or incidental to: (i) any breach of any representation or warranty made by any of the Covenantors in the Transaction Agreements, or (ii) any failure by the Covenantors to comply with any covenant or agreement contained in the Transaction Agreements or in any other documents or agreements contemplated hereby. The agreements in this Section 9 shall survive any termination of this Agreement.

9.3. Payment. At the absolute discretion of the Investors, all claims asserted hereunder against the Covenantors shall be settled by cash and, to the extent not settled by cash, by the Company’s allotment and issuance of such number of Ordinary Shares so that its allotment and issuance hereunder shall be grossed up and shall not have any dilutive effect on the Investors with reference to the then valuation of the Company as determined in good faith by the Board.

9.4. Threshold for Indemnification; Limits. The Covenantors shall have no liability under this Section 9.4 until the aggregate amount of Losses incurred by the Investors and/or their Affiliates exceeds an amount equal to US$100,000, in which case the Investors shall be entitled to indemnification of the entire amount of the Losses. The amount of Losses for which Investors may be indemnified shall be limited to the aggregate Subscription Price paid by the Investors at the time such indemnification is made.

10. MISCELLANEOUS.

10.1. Governing Law. Except with respect to the references in this Agreement to the Securities Act, this Agreement shall be governed by and construed exclusively in accordance with the laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of New York to the rights and duties of the parties hereunder.

10.2. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by the Investors without the written consent of the Company except to a parent corporation, a subsidiary or an Affiliate. This Agreement and the rights and obligations therein may not be assigned by the parties hereto without the written consent of all Investors.

10.3. Entire Agreement. This Agreement, the Rights Agreement, any other Transaction Agreements, and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subject matter hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

10.4. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the other party, upon delivery; (ii) when sent by facsimile, upon receipt of confirmation of error-free transmission; (iii) five (5) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit H attached hereto; or (iv) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth with next business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.4 by giving, the other party written notice of the new address in the manner set forth above.

10.5. Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of the Group Companies, the Investors and Mr. He; provided that Mr. He has been granted powers of attorney or otherwise been authorized by the Ordinary Shareholders and He Da En to consent on their behalf to any amendment of or waiver with respect to this Agreement. Any amendment or waiver effected in accordance with this Section 10.5 shall be binding upon all of the parties hereto, and their respective assigns.

10.6. Delays or Omissions. No delay or omission in exercising any right, power or remedy accruing to any party hereto, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall it be construed to be a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach of default under this Agreement or any waiver on the part of any party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the parties hereto shall be cumulative and not alternative.

10.7. Finder’s Fees. Each party represents and warrants to the other parties hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement (other than that the Company has engaged the Bank of China International to act as its financial advisor pursuant to the Financial Advisor Agreement) and hereby agrees to indemnify and to hold harmless the other parties hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

10.8. Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

10.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

10.10. Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement that most nearly effects the parties’ intent in entering into this Agreement.

10.11. Confidentiality and Non-Disclosure. The parties hereto agree to be bound by the confidentiality and non-disclosure provisions of Section 6 of the Rights Agreement.

10.12. Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

10.13. Dispute Resolution.

(a) Negotiation Between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 10.13(b) shall apply.

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) then in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules. The languages of the arbitration shall be English and Chinese, in which all of the arbitrators shall be fluent. The parties understand and agree that this provision regarding arbitration shall not prevent any party from pursuing preliminary equitable or injunctive relief in a judicial forum pending arbitration in order to compel another party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for such equitable or injunctive relief shall not waive this arbitration provision.

10.14. Expenses. The Company and the Investors will bear their respective legal and accountants’ fees and expenses with respect to this Agreement and the transactions contemplated hereby; provided however, if the transaction proceeds to the First Closing, then the Company shall reimburse the Investors for their fees and expenses related to this transaction, which amount shall be deducted from the Subscription Price to be delivered at the First Closing and shall not exceed US$150,000.

10.15. Termination. If the First Closing has not been consummated as of the earlier of (i) two (2) months from the date first written above or (ii) December 31, 2006, this Agreement shall terminate in any and all respects and the Company, the PRC WFOE and the Investors each shall take any and all action necessary to remove Xiao Feng and Wayne Tsou from the board of directors of the PRC WFOE, unless otherwise mutually agreed to by all the parties. Such termination under this Section 10.15 shall be without prejudice to any claims for damages or other remedies that the parties may have under this Agreement or applicable law.

10.16. Carlyle Rights. Any rights of Carlyle or CAGP under this Agreement may, without prejudice to the rights of the Investors to exercise any such rights, be exercised by Carlyle Asia Investment Advisors Limited (“Carlyle Asia”) or any other fund manager of

Carlyle or their nominees (“Carlyle Manager”), unless Carlyle or CAGP has (i) given notice to the other parties that any such rights cannot be exercised by Carlyle Asia or a Carlyle Manager; and (ii) not given notice to the other parties that such notice which is given under this Section 10.16 has been revoked.

— REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK —

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

COMPANY

Time Share Media Co., Ltd

By:	/s/ He Ji Lun
Name:	He Ji Lun
Title:	Director

PRC WFOE

By:	/s/ He Ji Lun
Name:	He Ji Lun
Title:	Legal Representative

PRC CO.

By:	/s/ He Ji Lun
Name:	He Ji Lun
Title:	Legal Representative

ORDINARY SHAREHOLDERS:

Insighting Holdings Limited

By:	/s/ He Ji Lun
Name:	He Ji Lun
Title:	Director

[SIGNATURE PAGE TO THE SHARE SUBSCRIPTION AGREEMENT]

Knowrience Holdings Limited

By:	/s/ He Ji Lun
Name:	He Ji Lun
Title:	Director

FOUNDERS

/s/ He Ji Lun
He Ji Lun

/s/ Fang Yun Feng
Fang Yun Feng

/s/ Zhu Xian Zhou
Zhu Xian Zhou

/s/ Zeng Jia Ju
Zeng Jia Ju

/s/ Zhou Chang Wen
Zhou Chang Wen

/s/ Zhong Hong
Zhong Hong

/s/ Wang Ying
Wang Ying

[SIGNATURE PAGE TO THE SHARE SUBSCRIPTION AGREEMENT]

PRC CO. SHAREHOLDERS:

/s/ He Ji Lun
He Ji Lun

/s/ He Da En
He Da En

[SIGNATURE PAGE TO THE SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:

Carlyle Asia Growth Partners III, L.P.

By:	/s/ John F. Hams
Name:	John F. Hams
Title:	Director

CAGP III Co-Investment, L.P.

By:	/s/ John F. Hams
Name:	John F. Hams
Title:	Director

[SIGNATURE PAGE TO THE SHARE SUBSCRIPTION AGREEMENT]

LIST OF EXHIBITS

Exhibit A	Schedule of Investors

Exhibit B	Restated Articles

Exhibit C	Disclosure Schedule

Exhibit D	Rights Agreement

Exhibit E	Employee List

Exhibit F	List of Restructuring Documents

Exhibit G	Restructure Plan

Exhibit H	Notice

Exhibit I	Form of Cayman Islands Legal Opinion

Exhibit J	Form of PRC Legal Opinion

EXHIBIT A-1

SCHEDULE OF INVESTORS

FIRST CLOSING

Investors	Number of Series A-1 Shares Subscribed	Subscription Price for Series A-1 Shares
Carlyle Asia Growth Partners III, L.P.	12,020,625	US$	7,693,200
CAGP III Co-Investment, L.P.	479,375	US$	306,800

TOTAL	12,500,000	US$	8,000,000

EXHIBIT A-2

SCHEDULE OF INVESTORS

SECOND CLOSING

Investors	Number of Series A-2 Shares Subscribed	Subscription Price for Series A-2 Shares
Carlyle Asia Growth Partners III, L.P.	9,540,179	US$	11,539,800
CAGP III Co-Investment, L.P.	380,456	US$	460,200

TOTAL	9,920,635	US$	12,000,000

EXHIBIT B

RESTATED ARTICLES

EXHIBIT C

DISCLOSURE SCHEDULE

EXHIBIT D

RIGHTS AGREEMENT

EXHIBIT E

OFFICERS AND KEY EMPLOYEES LIST

1.	CEO

2.

3.

4.

5.

6.

7.

8.

9.

10.

11.

12.

13.

14.

:

COO

Update: 070704

EXHIBIT F

LIST OF RESTRUCTURING DOCUMENTS

1.

2.

3.

4.

5.

EXHIBIT G

RESTRUCTURE PLAN

EXHIBIT H

NOTICE

If to the Investors:

Suite 2801

2 Pacific Place

88 Queensway,

Hong Kong

Attn: Wayne Tsou

P: +852 2878 7000

F: +852 2878 7007

with a copy to:

2418 South Office Tower

Beijing Kerry Centre

No.1 Guang Hua Road

Chaoyang District

Beijing 100020

People’s Republic of China

Attn: Xiao Feng

P: +86 10 8529 8823

F: +86 10 8529 9877

If to the Company, the PRC WFOE, the PRC Co., the Ordinary Shareholders, the Founders and the PRC Co. Shareholders:

TIME SHARE MEDIA CO. LTD.

Address:

Dayu Building, Beijing Representative Office of Sichuan Provincial Government

No. 312 Long Zhao Shu, Xiao Hong Men Street

Chaoyang District, Beijing 100078

The People’s Republic of China

Tel: +86 10 8769 5559

Fax: + 86 10 8769 7911

Attention: He Ji Lun

Address:

Dayu Building, Beijing Representative Office of Sichuan Provincial Government

No. 312 Long Zhao Shu, Xiao Hong Men Street

Chaoyang District, Beijing 100078

The People’s Republic of China

Tel: +86 10 8769 5559

Fax: + 86 10 8769 7911

Attention: He Ji Lun

Address:

Dayu Building, Beijing Representative Office of Sichuan Provincial Government

No. 312 Long Zhao Shu, Xiao Hong Men Street

Chaoyang District, Beijing 100078

The People’s Republic of China

Tel: +86 10 8769 5559

Fax: + 86 10 8769 7911

Attention: He Ji Lun

INSIGHTING HOLDINGS LIMITED

Address:

Dayu Building, Beijing Representative Office of Sichuan Provincial Government

No. 312 Long Zhao Shu, Xiao Hong Men Street

Chaoyang District, Beijing 100078

The People’s Republic of China

Tel: +86 10 8769 5559

Fax: + 86 10 8769 7911

Attention: He Ji Lun

KNOWRIENCE HOLDINGS LIMITED

Address:

Dayu Building, Beijing Representative Office of Sichuan Provincial Government

No. 312 Long Zhao Shu, Xiao Hong Men Street

Chaoyang District, Beijing 100078

The People’s Republic of China

Tel: +86 10 8769 5559

Fax: + 86 10 8769 7911

Attention: He Ji Lun

HE JI LUN

Address:

Dayu Building, Beijing Representative Office of Sichuan Provincial Government

No. 312 Long Zhao Shu, Xiao Hong Men Street

Chaoyang District, Beijing 100078

The People’s Republic of China

Tel: +86 10 8769 5559

Fax: + 86 10 8769 7911

Attention: He Ji Lun

FANG YUN FENG

Address:

Dayu Building, Beijing Representative Office of Sichuan Provincial Government

No. 312 Long Zhao Shu, Xiao Hong Men Street

Chaoyang District, Beijing 100078

The People’s Republic of China

Tel: +86 10 8769 5559

Fax: + 86 10 8769 7911

Attention: Fang Yun Feng

ZHU XIAN ZHOU

Address:

Dayu Building, Beijing Representative Office of Sichuan Provincial Government

No. 312 Long Zhao Shu, Xiao Hong Men Street

Chaoyang District, Beijing 100078

The People’s Republic of China

Tel: +86 10 8769 5559

Fax: + 86 10 8769 7911

Attention: Zhu Xian Zhou

ZENG JIA JU

Address:

Dayu Building, Beijing Representative Office of Sichuan Provincial Government

No. 312 Long Zhao Shu, Xiao Hong Men Street

Chaoyang District, Beijing 100078

The People’s Republic of China

Tel: +86 10 8769 5559

Fax: + 86 10 8769 7911

Attention: Zeng Jia Ju

ZHOU CHANG WEN

Address:

Dayu Building, Beijing Representative Office of Sichuan Provincial Government

No. 312 Long Zhao Shu, Xiao Hong Men Street

Chaoyang District, Beijing 100078

The People’s Republic of China

Tel: +86 10 8769 5559

Fax: + 86 10 8769 7911

Attention: Zhou Chang Wen

ZHONG HONG

Address:

Dayu Building, Beijing Representative Office of Sichuan Provincial Government

No. 312 Long Zhao Shu, Xiao Hong Men Street

Chaoyang District, Beijing 100078

The People’s Republic of China

Tel: +86 10 8769 5559

Fax: + 86 10 8769 7911

Attention: Zhong Hong

WANG YING

Address:

Dayu Building, Beijing Representative Office of Sichuan Provincial Government

No. 312 Long Zhao Shu, Xiao Hong Men Street

Chaoyang District, Beijing 100078

The People’s Republic of China

Tel: +86 10 8769 5559

Fax: + 86 10 8769 7911

Attention: He Ji Lun

HE DA EN

Address:

Dayu Building, Beijing Representative Office of Sichuan Provincial Government

No. 312 Long Zhao Shu, Xiao Hong Men Street

Chaoyang District, Beijing 100078

The People’s Republic of China

Tel: +86 10 8769 5559

Fax: + 86 10 8769 7911

Attention: He Ji Lun

EXHIBIT I

FORM OF CAYMAN ISLANDS LEGAL OPINION

EXHIBIT J

FORM OF PRC LEGAL OPINION